Exhibit 99.3

American International Group, Inc.
Offer to Exchange up to
$4,000,000,000 8.175% Series A-6 Junior Subordinated Debentures
Which Have Been Registered Under the Securities Act of 1933

for

All Outstanding Unregistered
8.175% Series A-6 Junior Subordinated Debentures

To DTC Participants:

We are enclosing herewith the materials listed below relating to the offer (the “Exchange Offer”) by American International Group, Inc. (the “Company”) to exchange up to $4,000,000,000 aggregate principal amount of its 8.175% Series A-6 Junior Subordinated Debentures (the “New Junior Subordinated Debentures”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for $4,000,000,000 aggregate principal amount of its outstanding unregistered 8.175% Series A-6 Junior Subordinated Debentures (the “Old Junior Subordinated Debentures”), upon the terms and subject to the conditions set forth in the Prospectus dated             , 2009 and the related Letter of Transmittal.

Enclosed herewith are copies of the following documents:

1.  Prospectus dated             , 2009;

2.  Letter of Transmittal;

3.  Notice of Guaranteed Delivery;

4.  Instruction to Registered Holder from Beneficial Owner; and

5.	Letter to Clients, which may be sent to your clients for whose account you hold Old Junior Subordinated Debentures in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2009 UNLESS EXTENDED BY THE COMPANY.

The Exchange Offer is not conditioned upon any minimum number of Old Junior Subordinated Debentures being tendered.

Pursuant to the Letter of Transmittal, each tendering holder of Old Junior Subordinated Debentures (a “Holder”) will represent to the Company that (i) the New Junior Subordinated Debentures to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Junior Subordinated Debentures, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Junior Subordinated Debentures directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is engaging or intends to engage in the distribution of the New Junior Subordinated Debentures and none of them have any arrangement or understanding with any person to participate in the distribution of the New Junior Subordinated Debentures, (iii) the Holder and each person receiving any New Junior Subordinated Debentures directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any broker-dealer or any person participating in the Exchange Offer for the purpose of distributing the New Junior Subordinated Debentures (x) must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale transaction of the New Junior Subordinated Debentures acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission set forth in the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991) or the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters, (iv) the Holder and each person receiving any New Junior Subordinated Debentures directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement and (v) neither the Holder nor any person receiving any New Junior Subordinated Debentures directly or indirectly from the Holder pursuant to the Exchange Offer is an “affiliate” of the Company, as defined under Rule 405 under the Securities Act. If the

Holder is a broker-dealer that will receive New Junior Subordinated Debentures for its own account in exchange for Old Junior Subordinated Debentures that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Junior Subordinated Debentures received in respect of such Old Junior Subordinated Debentures pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by beneficial owner of Old Junior Subordinated Debentures held by you to make the foregoing representations and warranties on behalf of such beneficial owner.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Old Junior Subordinated Debentures pursuant to the Exchange Offer. The Company will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Junior Subordinated Debentures pursuant to the Exchange Offer, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Any inquiries you may have relating to the procedure for tendering or withdrawing tenders may be addressed to, and additional copies of the enclosed materials may be obtained from the Exchange Agent at:

The Bank of New York Mellon
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, NY 10286
Attention: Ms. Carolle Montreuil
By Facsimile: (212) 298-1915
By Telephone: (212) 815-5092

All other questions regarding the Exchange Offer should be addressed to Investor Relations at the Company at telephone number 212-770-6293.

Very truly yours,

AMERICAN INTERNATIONAL GROUP, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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